Exhibit (h)(6)(a)

AMENDMENT TO EXPENSE LIMITATION AGREEMENT

This amendment dated August 10, 2023 to the Expense Limitation Agreement (the "Agreement"), dated August 23, 2022, by and between IndexIQ ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of its series as set forth on Schedule A (each, a “Fund” and, collectively, the “Funds”), and IndexIQ Advisors LLC, a Delaware limited liability company (the “Advisor”), is effective as of August 31, 2023.

WHEREAS, the Advisor and the Trust desire to amend Schedule A of the Agreement to reflect name changes of certain series of the Trust;

NOW, THEREFORE, the parties agree that Schedule A of the Agreement is hereby amended and restated in the form of Schedule A attached hereto.

This Amendment, the Agreement, and the attachments to this Amendment constitute the entire agreement between the parties and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of the Agreement or this Amendment should be binding on either party unless it is in writing and signed on behalf of each party by a duly authorized representative. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and each of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date set forth above.

INDEXIQ ETF TRUST		INDEXIQ ADVISORS LLC

By:	/s/ Jack R. Benintende	By:	/s/ Kirk C. Lehneis

Name:	Jack R. Benintende	Name:	Kirk C. Lehneis
Title:	Vice President	Title:	Chief Executive Officer

SCHEDULE A

(As of August 31, 2023)

Funds and Operating Expense Limits

Fund	Operating Expense Limit	Effective Date
IQ 500 International ETF	0.25%	August 31, 2022
IQ U.S. Large Cap ETF	0.25%	August 31, 2022
IQ U.S. Small Cap ETF	0.35%	August 31, 2022
IQ Candriam U.S. Large Cap Equity ETF	0.09%	August 31, 2022
IQ Candriam International Equity ETF	0.15%	August 31, 2022
IQ Healthy Hearts ETF	0.45%	August 31, 2022
IQ Global Resources ETF	0.30%	August 31, 2022
IQ Engender Equality ETF	0.45%	August 31, 2022
IQ Clean Oceans ETF	0.45%	August 31, 2022
IQ Cleaner Transport ETF	0.45%	August 31, 2022
IQ U.S. Large Cap R&D Leaders ETF	0.14%	August 31, 2022
IQ U.S. Mid Cap R&D Leaders ETF	0.16%	August 31, 2022
IQ Global Equity R&D Leaders ETF	0.18%	August 31, 2022
IQ CBRE NextGen Real Estate ETF	0.60%	August 31, 2022
IQ Candriam U.S. Mid Cap Equity ETF	0.15%	September 29, 2022

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